Exhibit 5.3

December 15, 2020

Interstate Power and Light Company

Alliant Energy Tower

200 First Street, SE

Cedar Rapids, Iowa 52401-1409

Ladies and Gentlemen:

We have acted as special Iowa counsel to Interstate Power and Light Company, an Iowa corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of (i) shares of preferred stock of the Company, $.01 par value per share (the “Preferred Stock”) and (ii) senior unsecured debt securities of the Company. The shares of Preferred Stock are referred to herein individually as an “Offered Security” and collectively as the “Offered Securities”.

In connection with this opinion, we have examined (i) the Registration Statement, including the prospectus and the exhibits (including those incorporated by reference), each constituting a part of the Registration Statement; (ii) the Amended and Restated Articles of Incorporation of the Company; (iii) the Amended and Restated Bylaws of the Company; (iv) a copy of the resolutions of the Board of Directors of the Company (the “Board”) dated October 29, 2019, certified by the Company’s Vice President and Treasurer; (v) a copy of the resolutions of the Board dated August 20, 2003, certified by the Company’s Vice President and Treasurer; (vi) the Indenture (“Indenture”) dated August 20, 2003, between the Company and The Bank of New York Mellon Trust Co., N.A., as trustee; and (vii) originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and instruments relating to the Company we have deemed appropriate for purposes of the opinions expressed herein. As to matters of fact material to the opinions expressed herein, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company, and upon information provided in certificates of officers of the Company, in each case without independent verification of their accuracy.

We have assumed, with your agreement, the following:

A.

The legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of all signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in all corporate records, documents, instruments and certificates we have reviewed;

B.	The Indenture has been duly authorized, executed and delivered by, and represents the legal, valid and binding obligation of, the trustee;

C.	The Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws;

D.	The Registration Statement will be effective and will comply with all applicable laws at the time the Offered Securities are offered or issued as described in the Registration Statement;

E.	A prospectus supplement will have been prepared and filed with the Commission describing the Offered Securities offered thereby and will comply with all applicable laws;

F.

Any series of Preferred Stock will be issued pursuant to a resolution of the Board establishing the designation and number of shares and preferences, limitations, relative rights and other terms of such series of shares (the “Designating Resolution”), and after the Company files articles of amendment to the Company’s Amended and Restated Articles of Incorporation setting forth the terms of such Designating Resolution;

G.

All Offered Securities will be issued and sold in compliance with all applicable Federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;

H.

At the time of issuance and sale of any Offered Securities, the terms of such Offered Security, and the issuance and delivery of such Offered Security, will have been established so as not to violate any applicable law or result in a default under or violation of any provision of any instrument or agreement then binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and

I.

A definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Offered Security offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

Based upon the foregoing, we are of the opinion that:

1.

With respect to shares of the Preferred Stock, when (i) the Board has taken all necessary corporate action to authorize and approve the issuance and terms of a particular series of shares of the Preferred Stock, the terms of the offering thereof and related matters, including the adoption of a Designating Resolution with respect to such series of shares, (ii) articles of amendment to the Company’s

Amended and Restated Articles of Incorporation setting forth the terms of such Designating Resolution have been properly filed with the Secretary of State of the State of Iowa, and (iii) certificates representing such shares of the Preferred Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (which consideration is not less than the par value of the Preferred Stock) provided for therein, then such shares of the Preferred Stock will be validly issued, fully paid and nonassessable.

2.	The Indenture has been duly authorized, executed and delivered by the Company.

The opinions expressed herein are subject to the following:

(i) Our opinion is limited in all respects to the laws of the State of Iowa as currently in effect of general applicability to business corporations, and we express no opinion as to the laws of any jurisdiction other than the State of Iowa. Without limiting the foregoing, we express no opinion regarding the application or requirements of any state or federal securities, utility, antitrust or tax laws, regulations or orders.

(ii) The opinions expressed herein are made as of the date hereof, and we do not undertake to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise of any changes in the law.

For purposes of the opinion delivered to the Company in connection with the Registration Statement by Perkins Coie LLP, Perkins Coie LLP may rely on the opinion set forth in the above paragraph 2 of this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Sincerely,

/S/ SIMMONS PERRINE MOYER BERGMAN PLC